Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Executive Vice President, Chief Financial Officer & Chief Operating Officer
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp Announces Fourth Quarter Results and
Significant Reduction in Non-Performing Assets

Annapolis, MD (January 24, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced that non-performing assets, comprised of other real estate owned and non-accrual loans, have been reduced to $20,007,000, or 2.5% of total assets, as of December 31, 2013 compared to $48,936,000, or 5.7% of total assets, as of December 31, 2012.

“Our organization has been focused on cleaning up our balance sheet with the goal being to start 2014 with a clean and strong financial position,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “Severn sold over $48 million in underperforming loans and $9 million in real estate acquired through foreclosure in 2013, with several million dollars’ worth of real estate pending sale as of 2013 year end.”

As a result of these transactions and conservatively calculating reserves and charge offs, the Company incurred a net loss of $5,470,000 or $(.58) per share for the fourth quarter of 2013, compared to net income of $1,274,000 or $.09 per share for the fourth quarter of 2012.  Net loss was $25,165,000, or $(2.64) per share for the year ended December 31, 2013, compared to net income of $3,728,000, or $.22 per share for the year ended December 31, 2012.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.

 “We are fortunate that our organization has been well capitalized making it able to withstand the balance sheet cleanup and the resulting losses,” said Mr. Hyatt.  Mr. Hyatt continued “Severn now looks forward to progress and growth as its balance sheet and the overall economic conditions have continued to improve. Severn remains one of the area’s few community banks and continues to offer exceptional service that some businesses and individuals prefer over the larger out-of-town based banks.”

About Severn Savings Bank:

Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $800 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012

Summary Operating Results:
Interest income	$7,984	$8,321	$8,574	$8,913	$9,412
Interest expense	2,204	2,301	2,364	2,315	2,587
Net interest income	5,780	6,020	6,210	6,598	6,825
Provision for loan losses	3,700	12,200	300	320	300
Net interest income (loss) after provision for loan losses	2,080	(6,180)	5,910	6,278	6,525
Non-interest income	1,196	1,312	1,881	1,572	1,478
Non-interest expense	8,745	7,504	7,470	6,785	5,815
Income (loss) before income tax provision	(5,469)	(12,372)	321	1,065	2,188
Income tax provision	1	8,176	89	444	914
Net income (loss)	$(5,470)	$(20,548)	$232	$621	$1,274

Per Share Data:
Basic earnings (loss) per share	$(0.58)	$(2.08)	$(0.01)	$0.03	$0.09
Diluted earnings (loss) per share	$(0.58)	$(2.08)	$(0.01)	$0.03	$0.09
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,108,470	10,100,454	10,066,679

Performance Ratios:
Return on average assets	-0.66%	-2.45%	0.03%	0.07%	0.14%
Return on average equity	-6.31%	-19.07%	0.21%	0.57%	1.19%
Net interest margin	3.15%	3.21%	3.29%	3.47%	3.33%
Efficiency ratio*	88.43%	83.70%	76.42%	72.01%	63.70%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012

Balance Sheet Data:
Total assets	$799,603	$815,198	$839,053	$849,598	$852,118
Total loans receivable	614,552	608,769	642,801	653,595	669,187
Allowance for loan losses	(11,739)	(12,270)	(12,765)	(15,465)	(17,478)
Net loans	602,813	596,499	630,036	638,130	651,709
Deposits	571,249	580,915	583,271	593,900	599,394
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	82,769	88,496	109,313	109,349	108,996
Bank's Tier 1 core capital to total assets	12.9%	13.3%	14.9%	14.8%	14.6%
Book value per share	$5.57	$6.14	$8.21	$8.22	$8.18

Asset Quality Data:
Non-accrual loans	$11,035	$22,771	$37,537	$35,064	$37,495
Foreclosed real estate	8,972	13,877	13,297	14,895	11,441
Total non-performing assets	20,007	36,648	50,834	49,959	48,936
Total non-accrual loans to net loans	1.8%	3.8%	6.0%	5.5%	5.8%
Total non-accrual loans to total assets	1.4%	2.8%	4.5%	4.1%	4.4%
Allowance for loan losses	11,739	12,270	12,765	15,465	17,478
Allowance for loan losses to total loans	1.9%	2.0%	2.0%	2.4%	2.6%
Allowance for loan losses to total non-accrual loans	106.4%	53.9%	34.0%	44.1%	46.6%
Total non-performing assets to total assets	2.5%	4.5%	6.1%	5.9%	5.7%
Non-accrual troubled debt restructurings (included above)	2,091	4,750	5,908	6,774	5,635
Performing troubled debt restructurings	34,564	39,548	45,851	46,607	56,448